Exhibit 99.1

PRESS RELEASE

Star Scientific Issues Statement on Patent Infringement Rulings and Action Plan

January 22, 2007 – Chester, Virginia – Star Scientific, Inc. (NASDAQ:STSI) issued the following statement this morning:

The company has reviewed the Court’s January 19 summary judgment rulings in its patent infringement lawsuit against RJ Reynolds Tobacco Company, Inc., and wants to affirm in the clearest terms its intent to file notice of appeal with the US Court of Appeals for the Federal Circuit as soon as possible. The appellate process will begin when Judge Marvin J. Garbis, the presiding judge, issues a ruling on the inequitable conduct bench trial and at the same time enters on the record final judgment on the January 19 rulings. Judge Garbis indicated in a letter to counsel on January 19 that he “presently expect[s] to have that [inequitable conduct] decision completed before the end of February, and, hopefully, well before the end of the month.” In light of the fact that nearly two years already have elapsed since both the filing of those motions and the inequitable conduct bench trial, Star will seek to move its appeal expeditiously when it is filed. It should be noted that the appellate process will require significantly less capital investment than the discovery and pre-trial phases of the lawsuit.

Although Judge Garbis did rule in Star’s favor on some issues, management understandably is disappointed with his rulings on the remaining issues, but remains confident that the company will prevail on the enforceability of its patents. It is important to remember that when Star had its first commercial harvest of StarCured® tobacco in 1999, it was the only low-TSNA flue-cured tobacco available for sale in the United States. Three growing seasons later, in 2001, over 85% of the flue-cured tobacco grown in the US was being cured so as to reduce TSNAs. Shortly thereafter the US Department of Agriculture issued regulations stating that beginning in 2002, only flue-cured tobacco cured in a manner to reduce TSNAs would be eligible for full price support. These facts make it perfectly clear that once Star developed and scaled up its technology, the industry followed by adopting that technology.

While the appellate process moves forward, Star will continue to work aggressively to further expand sales of its dissolvable smokeless tobacco, Ariva® and Stonewall Hard Snuff® through licensing agreements with other companies as well as through its own distribution. Two patents already have been issued on the dissolvable hard tobacco, and others are pending. In addition, a natural flavor for Stonewall Hard Snuff®, which recently has been tested in a consumer preference study, will be introduced. Although sales of the smokeless products have accounted for a small portion of Star’s revenue, the company has been encouraged to see quarter-over-quarter increases throughout 2006. The company believes that the increasing publication of independent research and white papers outlining the value of very low-TSNA smokeless tobacco products like Ariva® and Stonewall Hard Snuff®, as viable alternatives for dependent smokers, also brings welcome attention to these products.

As the company supports the appeal of the Court’s rulings, it will assess a series of measures designed to conserve resources and maximize results from operations. These include: the potential sale of some or all of its curing barns to reduce debt obligation on the barns, and the use of the interest stream and reversionary interest in the company’s $38 million MSA escrow funds, which together could result in additional sources of funds; and continued efforts to enhance the stability of Star Tobacco Inc.’s discount cigarette business in the four non-MSA states.

At the same time, operating costs will be reviewed with the goal of reducing those costs where appropriate. Senior executive salaries, personnel costs and all other expenses will be reviewed to achieve reductions wherever feasible. The company will end its lease on the Chester, Virginia facility in March and will relocate those operations to the Petersburg, VA facility owned by Star. Options for the two facilities in Chase City, Virginia and the offices in Bethesda, Maryland will be reviewed, with an eye toward the purchase and sale of the Chase City facilities and a reduction in space in Bethesda. The company expects to complete these reviews within the next few weeks.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA and any subsequent modification of the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown &

Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Factors That May Affect Future Results” in the Company’s Form 10-K/A for the year ended December 31, 2005, as filed with the SEC on March 22, 2006, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured(R) tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Chester, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

(301) 654-8300

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